EMRISE CORPORATION

EXECUTIVE SEPARATION AGREEMENT

This EXECUTIVE SEPARATION AGREEMENT (this “Agreement”) is entered into as of the date indicated on the signature page hereto by and between EMRISE Corporation, a Delaware corporation (the “Company”) and Carmine T. Oliva, an individual (“Executive” and together with the Company, the “Parties” and each, a “Party”). The effective date of this Agreement (“Effective Date”) shall be June 30, 2015, the date of the closing of the transaction, the terms of which are set forth in that certain Stock Purchase Agreement by and among DDC (United Kingdom) Limited, EMRISE Electronics Ltd. and EMRISE Corporation (the “Transaction”).

WHEREAS, Executive is employed by the Company as its Chief Executive Officer pursuant to the terms of that certain Amended and Restated Executive Employment Agreement by and between the Company and Executive, dated December 12, 2013 (the “Employment Agreement”); and

WHEREAS, as a result of the sale of EMRISE Electronic Ltd., which constitutes the Company’s Electronic Devices business unit, to DDC (United Kingdom) Limited, the Company will terminate Executive’s employment pursuant to Section 6(d) of the Employment Agreement on the Effective Date, and such termination shall be deemed a Constructive Termination (as defined in Section 6(d) of the Employment Agreement).

NOW THEREFORE, the Parties, who have had the opportunity to receive independent legal advice in this matter, in consideration of the mutual covenants and agreements set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Executive’s Separation.

(a) Subject to Section 6, Executive’s employment with the Company and any subsidiaries and affiliated entities will be irrevocably terminated as of the Effective Date (the “Separation Date”). As of the Separation Date, Executive shall no longer be an officer, employee, or member of the board of directors of the Company (the “Board”) or an officer, employee, or member of the board of directors of any subsidiary or affiliated entity of the Company and Executive agrees he shall execute any and all documents necessary or advisable, as requested by the Company, to effect such termination; provided, however, the Company shall grant Executive a lifetime designation as “Chairman Emeritus” of EMRISE Corporation as further described in Section 7(c)(xi) of the Employment Agreement.

(b) Executive shall take any and all actions as reasonably requested by the Company in order to immediately and efficiently effect the termination contemplated hereby, including, but not limited to, returning to the Company any and all files, records, credit cards, keys, equipment, and any and all other Company property or documents maintained by Executive, by no later than the Separation Date (subject to Section 4 hereof).

2. Consideration. In consideration of Executive’s execution of this Agreement, the Company agrees that it shall:

(i) pay to the Executive the amounts set forth in Section 7(c) of the Employment Agreement, having an aggregate value of $835,048.37, in accordance with the terms set forth in Section 7 of the Employment Agreement, such amount to be paid in a lump sum on January 2, 2016, via a wire transfer of U.S. dollars, and reported on a 2016 Form W-2, in accordance with Section 3(b) of the Employment Agreement;

(ii) pay to the Executive an additional lump sum net payment of $52,654.63, for perquisites and other amounts that are not deferred compensation subject to Section 409A on the Release Effective Date (as hereinafter defined);

(iii) on the Release Effective Date, provide to Executive documentation of the grant made on his date of termination for 250,000 warrants to purchase common stock of the Company at an exercise price of $1.12 per share, in accordance with Section 7(c)(vi) of the Employment Agreement, with such warrants having a term that expires on the earlier to occur of: (a) fourth anniversary of the date of issuance of such warrants and (b) the date of the complete dissolution of the Company; and

(iv) cooperate with Executive in the preparation of any public disclosure by the Company related to the existence or the terms and conditions of the Employment Agreement, or the termination of the Employment Agreement, the content of which shall be subject to the review and comment of Executive, which shall not be unreasonably withheld, conditioned or delayed. In no event shall Executive’s rights under this subsection prevent the Employer from fulfilling its obligations under applicable securities laws and regulations.

It is expressly acknowledged and agreed that the consideration provided in this Section shall constitute the full consideration to be paid in connection with this Agreement, the Employment Agreement or any other agreement, document, written or verbal understanding or otherwise. No additional consideration (including, but not limited to, cash or common or preferred stock consideration) whatsoever shall be owing by the Company or any subsidiaries or affiliated entities of the Company to the Executive by virtue of severance, salary, credit earned for vacation, or any other reason. This Agreement is a full and complete settlement of any and all amounts claimed to be due and owing by the Company and any subsidiaries or affiliated entities of the Company to the Executive. The Company shall promptly provide Executive, via U.S. mail to P.O. Box 2006, Elizabeth City, NC 27906, with all payroll and tax documents related to the consideration set forth in this Section, including, but not limited to, W-2s and payroll slips for 2015 and 2016.

3. Representations. Executive and the Company make the following representations, each of which is an important consideration to the other party’s willingness to enter into this Agreement:

(i) Executive understands and agrees that he has been advised to consult with an attorney of his choice concerning the legal consequences of this Agreement. Executive hereby acknowledges that prior to signing this Agreement, he had the opportunity to consult, and did consult, with an attorney of his choosing regarding the effect of each and every provision of this Agreement.

(ii) Executive acknowledges and agrees that he knowingly and voluntarily entered into this Agreement with complete understanding of all relevant facts, and that he was neither fraudulently induced nor coerced to enter into this Agreement.

(iii) Each of the Parties represent and warrant to the other that they have the capacity and authority to enter into this Agreement and be bound by its terms and that, when executed, this Agreement will constitute a valid and binding agreement of such Party enforceable against such Party in accordance with its terms.

(iv) The Company has sufficient reserves for the payment of its obligations under this Agreement and the Company intends to make such payment as agreed herein.

4. Covenants of Confidentiality, Nondisclosure and Noncompetition.

(a) Executive acknowledges and agrees that the terms set forth in Sections 8 and 9 of the Employment Agreement are in full force and effect and are incorporated herein by reference.

(b) Executive agrees that he will comply with the requirements of Section 8(c) of the Employment Agreement, provided however that subject to Section 7(c)(ix) of the Employment Agreement, Executive may retain his computer or other communications equipment of the Company presently within and authorized to be within Executive’s home office, on the condition that Timothy Blades verifies that such equipment does not contain any sensitive and proprietary material related to the Company. Executive agrees that he will confirm in writing that he has complied with this clause, if requested to do so by the Company, within seven (7) days of receipt of such a request.

(c) The negotiations in connection with this Agreement were and are intended by the Executive and the Company to be confidential. Neither the Company nor the Executive shall disclose or make any statements regarding such negotiations or the circumstances surrounding this Agreement, or the terms and conditions hereof; provided, however, that the Parties agree and acknowledge that the Company may, in its sole discretion, file this Agreement with the U.S. Securities and Exchange Commission and that any disclosure with respect to information contained in this Agreement shall be permissible.

(d) Executive agrees that he will use his best efforts to do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the Company may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement, including with respect to agreements, certificates, instruments and documents that Executive was required to deliver prior to, or in connection with, the closing of the Transaction in his capacity as an officer or director of the Company or any of its subsidiaries as of such date.

5. Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, executives, agents, investors, attorneys, shareholders, administrators, affiliates, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

(i) any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

(ii) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(iii) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(iv) any and all claims for violation of any federal, state, or municipal statute; the federal or any state constitution; and/or arising out of any other laws and regulations relating to employment or employment discrimination, including, but not limited to, claims or other legal forms of action arising from any employment of the Executive, any claims of harassment or discrimination (for example, on the basis of gender, race, age, national origin, handicap or disability or other protected category) under any federal, state or local law, rule or regulation, including, but not limited to, the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq.,Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act or any claim arising under the Employment Retirement Income Security (“ERISA”) (except for claims for vested benefits under ERISA), Section 806 of the Sarbanes-Oxley Act of 2002, breach of contract, express or implied, or from any other conduct, act, omission or failure to act, whether negligent, intentional, with or without malice, that the Executive ever had, now has, may have, may claim to have, or may hereafter have or claim to have, against the Company, from the beginning of time up to and including the Separation Date;

(v) any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwitholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement, including, but not limited to any claims for violations of Section 409A of the Internal Revenue Code of 1986 (the “Code”), as amended;

(vi) any and all claims for attorneys’ fees and costs; and

(vii) any and all claims based upon discovered facts in addition to or different from those that any of them now knows or believes to be true, or the claims or other legal forms of action released herein, and the Executive fully, finally, and forever settles and releases any and all claims set forth above, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, that now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct that is negligent, reckless, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts.

Notwithstanding the foregoing, Executive does not waive his right to receive benefits under the Company’s 401(k) or pensions plans, if any, that either (A) have accrued or vested prior to the Effective Date, or (B) are intended, under the terms of such plans, to survive Executive’s separation from the Company. Further, Executive does not waive any claims as a shareholder of the Company.

(b) The Executive acknowledges that the inclusion of “unknown claims” in this Agreement was separately bargained for and was a key element of the Agreement, and that the Executive assumes the risk of any mistake of fact or law on his own behalf. If the Executive should subsequently discover that his understanding of the facts or of the law was or is incorrect, the Executive shall not be entitled to relief in connection therewith, including without limitation of the generality of the foregoing, any alleged right or claim to set aside or rescind this Agreement. This Agreement is intended to be, and is, final and binding upon the Executive according to the terms hereof regardless of any claims of mistake of fact or law.

The Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law. The Executive represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

(c) This release does not waive Executive’s right to (i) claim or receive indemnification as an officer or director of the Company under any applicable state laws, the Company’s Articles of Incorporation, the Company’s By-laws, or any Indemnity Agreement entered into between Executive and the Company (any such agreement is incorporated herein by reference) and (ii) claim or receive insurance coverage or be defended under any directors and officers insurance coverage which applies to directors and/or officers of the Company and which applies to Executive in Executive’s capacity as a former Chief Executive Officer and director of the Company. Such insurance coverage shall cover any claims made against Executive for at least three (3) years following the Effective Date.

6. Acknowledgement of Waiver of Claims. (a) Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has forty-five (45) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement (the expiration day of the seven (7) day period, the “Release Effective Date”); (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.

(b) Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Executive from filing a charge with or participating in an investigation conducted by any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (“EEOC”) or applicable state or city fair employment practices agency, to the extent required or permitted by law. Nevertheless, Executive understands and agrees that (s)he is waiving any relief available (including, for example, monetary damages or reinstatement), under any of the claims and/or causes of action waived in paragraphs 5(a) and (b), including but not limited to financial benefit or monetary recovery from any lawsuit filed or settlement reached by the EEOC or anyone else with respect to any claims released and waived in this Agreement.

7. Non-Disparagement

(a) Executive hereby agrees that he will not make any remarks or adverse statements in any and all media (e.g., in writing, orally or on the internet via, among other things, blogs and social networks) about the Company or the Released Parties that could reasonably be construed as disparaging or defamatory, or to cast the Company or any of the Releasees in a negative light, or harm a Party’s or any of its Releasees’ current or prospective business plans. Executive hereby agrees and acknowledges that each of the Releasees is a third party beneficiary of this Section 7 and hereby consents to any such Releasee’s standing with respect to a claim arising out of Executive’ s non-disparagement obligations to such Releasee contained in this Section 7.

(b) The Company hereby agrees that its officers and directors will not make any remarks or adverse statements in any and all media (e.g., in writing, orally or on the internet via, among other things, blogs and social networks) about the Executive Releasees that could reasonably be construed as disparaging or defamatory, or to cast the Executive Releasees in a negative light, or harm the Executive Releasees’ current or prospective business plans.

8. No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by the Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Executive or to any third party.

9. Consulting Services. The Executive agrees that, in light of his knowledge regarding the Company and its operations gained from more than 30 years as the Company’s Chief Executive Officer, following the termination of his employment with the Company, he will remain available to consult with the Company’s officers, directors, administrators, consultants and/or counsel, and provide such other cooperation, as the Company may reasonably request from time to time. The Executive will be compensated at an hourly rate of One Hundred Seventy Five Dollars ($175.00) per hour for any such services.

10. No Action. The Executive affirms as of the Separation Date, by executing this Agreement, that he has filed no actions or charges, against the Company or the Releasees with any federal, state or local agency. The Executive further agrees that, upon payment of the consideration provided in this Agreement, he will not personally recover or attempt to recover monies from the Company or the Releasees regarding the employment or termination of employment in the future.

11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by an internationally recognized overnight courier to the respective Party at the following addresses (or at such other address for a Party as shall be specified by like notice, provided that a notice of change of address(es) shall be effective only from the date of its receipt by the other Party):

(i)	if to Executive, then to:

Carmine T. Oliva
P.O. Box 2006
Elizabeth City, NC 27906

(ii)	if to the Company, then to:

EMRISE Corporation
c/o Lucosky Brookman LLP
101 Wood Avenue South
Woodbridge, NJ 08830
Attention: Joseph M. Lucosky
Fax: (732) 395-4401

12. Internal Revenue Code Section 409A. It is the intent of the Parties that any compensation and benefits payable or provided to Executive under this Agreement be paid or provided in compliance with Section 409A of the Code and all regulations, guidance, and other interpretative authority issued thereunder (collectively, “Section 409A”) or in accordance with any applicable exemption from Section 409A. The Parties acknowledge and agree that all compensation and benefits payable or provided to Executive under Agreement are paid and provided in compliance with Section 409A, and therefore, the Company shall not report any of such compensation or benefits in Box 12 of Executive’s Form W-2 using code “Z.” Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then the payments of “nonqualified deferred compensation” subject to Section 409A, if any, that are payable within the first six months following Executive’s separation from service, will be paid on the first date of the seventh (7th) month following the date of Executive’s separation from service. Notwithstanding anything herein to the contrary, in the event of Executive’s death following Executive’s separation from service, but before the six month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other deferred compensation payments will be payable in accordance with the payment schedule applicable to each payment or benefit. For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

13. Governing Law. The laws of the State of New Jersey will govern the interpretation, validity and effect of this Agreement without regard to principles of conflicts of law, the place of execution or the place for performance thereof. The parties hereto hereby irrevocably and unconditionally each submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the State of New Jersey and its courts and the courts of the United States of America for the District of New Jersey; consents that any such action or proceeding shall be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

14. Interpretation. This Agreement shall be construed as if the Parties jointly prepared this Agreement and any uncertainty or ambiguity shall not be interpreted against any Party.

15. Entire Agreement. This Agreement contains the entire understanding by and between the Parties and supersedes any and all prior agreements and understandings between the Parties and the Company, including the Employment Agreement, whether such agreements or understandings were oral or written, and all of which prior agreements and understandings are hereby definitively terminated and of no further force or effect. The Parties acknowledge and represent that they have not relied on any statements, agreements, representations, promises, warranties, or other assurances, oral or written, other than those contained herein. Each Party agrees that this Agreement is intended to cover any and all matters and claims (including possible and contingent claims) arising out of or related to any and all prior agreements or understandings and this Agreement shall not be limited in scope to cover any and all prior matters, whether any such matters are known, unknown or hereafter discovered or ascertained. Executive covenants and agrees that he will not, at any time hereafter, either directly or indirectly, initiate, assign, maintain or prosecute, or in any way knowingly aid or assist in the initiation, maintenance or prosecution of any claim, demand or cause of action at law or otherwise against the Releasees or any of them, as applicable, for damages, loss or injury of any kind arising from, related to, or in any way connected to any activity with respect to which a release has been given pursuant to this Agreement, except to enforce this Agreement.

16. Modification. This Agreement shall not and cannot be modified by any Party by any oral promise or representation made before or after the execution of this Agreement, and may only be modified by a writing signed by all Parties. This Agreement shall be binding upon and inure to the benefit of the Releasees.

17. Construction. The headings of paragraphs are used for convenience only and shall not affect the meaning or construction of the contents of this Agreement. Should any portion (e.g., word, clause, phrase, sentence, paragraph or section) of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected. This Agreement shall survive indefinitely. The terms and conditions of this Agreement have been, or will deemed to be, jointly negotiated by the Parties, and in the event of any ambiguity or controversy it shall not be construed against either Party as the draftsperson. For purposes of this Agreement, “Company” shall include any of the Company’s parents, subsidiaries, affiliates, or any other entity in which it holds a 50% or greater equity interest.

18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed one and the same instrument. This Agreement may be executed in counterparts and may be delivered via fax or scan which shall have the same full force and effect as an original.

19. Advice of Counsel. Each Party has had ample opportunity to consult with counsel and has independently determined to proceed with this Agreement with or without such counsel. Executive has not relied upon Company counsel with respect to any advice of any nature or kind regarding this Agreement, and Executive acknowledges and agrees that Company counsel does not represent Executive individually or as an officer or director of the Company. Executive further acknowledges that the only consideration for signing this Agreement is the terms stated in this Agreement, and that no other promise or agreements of any kind have been made to him or with him by any person or entity whatsoever to cause him to sign this Agreement; that he is competent to execute this Agreement; that he has been afforded forty-five (45) days to consider the Agreement and has been advised in writing and given the opportunity to consult advisors, legal and otherwise, of his own choosing; that the consideration received for executing this Agreement is greater than that ordinarily provided by the Company under any severance plan, policy or practice; and that he fully understands the meaning and intent of this Agreement. In the event Executive signs this Agreement and returns it to the Company in less than the forty-five (45) day period, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to Frank Russomanno.

20. Effectiveness. It is understood and agreed that the Release Effective Date shall be the date that is seven (7) days following the signing of the Agreement and that the Executive may revoke the Agreement for any reason during the seven (7) day period between signing and the Release Effective Date, by written notice actually received during that time by Frank Russomanno. It is further understood that no payment shall be made in accordance with this Agreement until after the Release Effective Date.

21. Successors and Assigns. This Agreement shall be assigned to the Company’s successors and assigns, including, without limitation, successors and assigns through merger, name change, consolidation, liquidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon such successors and/or assigns.

22. Testimony. Notwithstanding anything to the contrary in this Agreement, including, but not limited to, Sections 4 and 7, this Agreement shall not be interpreted to preclude the Parties from making truthful statements to any court or government agency pursuant to an official request by such government agency, court order, or legally enforceable subpoena.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

EMRISE CORPORATION

By:	/s/ Frank Russomanno
Name:	Frank Russomanno
Title:	Executive Director

Date: August 21, 2015	/s/ Carmine T. Oliva
CARMINE T. OLIVA, an individual

STATE OF	)
ss:
COUNTY OF	)

On this __ day of ________, 2015 before me personally came Carmine T. Oliva known to me to be the individual described in and who executed the foregoing instrument and he duly acknowledged to me that the execution thereof was his act.

Notary Public

THIS IS A LEGAL AGREEMENT, RELEASE AND COVENANT

NOT TO SUE. READ CAREFULLY BEFORE SIGNING.

[Signature page to Executive Separation Agreement]